Exhibit 10.54

CONFIDENTIAL

JOHNSONDIVERSEY, INC.

AMENDED AND RESTATED

PERFORMANCE BONUS OPPORTUNITY PLAN

FOR KEY EXECUTIVES AND OFFICERS

EFFECTIVE AS OF OCTOBER 21, 2002

UPDATED DECEMBER 2004

I.	ADOPTION OF PLAN.

The Board of Directors (the “Board”) of JohnsonDiversey, Inc., a Delaware corporation (the “Company”), adopts this Amended and Restated Performance Bonus Opportunity Plan (the “Plan”) effective October 21, 2002 for certain key executives and officers of the Company. The awards for all key executives under this Plan shall be made only if authorized by the Compensation and Management Succession Committee (the “CMSC”) of the Board of the Company or by the Chief Executive Officer of the Company, as applicable, in accordance with this Plan. Awards for all corporate officers shall be made under this Plan only if authorized by the CMSC. Corporate officers and key executives are collectively referred to in this Plan as “Participants.” This Plan incorporates and supercedes all previous performance bonus opportunity plans previously adopted by the Company. This Plan shall be ongoing until terminated by action of the Board at any time. The chairman of the CMSC is authorized to act for the CMSC between regular meetings of the CMSC.

II.	PURPOSES OF THE PLAN.

This Plan is aimed at building the general management capabilities of Participants of the Company as well as stimulating and rewarding outstanding individual performance. Specifically, the purposes of the Plan are to:

A.	Contribute to the on-going development of the Company’s management resources by recognizing and rewarding outstanding performance, achievements and contributions to fiscal year results by individual Participants.

B.	Direct efforts of Participants to specific challenges and opportunities that warrant extraordinary attention.

C.	Motivate Participants to develop maximum resourcefulness and resiliency in planning and directing their organizations in the faces of changing competitive, economic, political and other conditions.

D.	Provide an incentive for Participants to constructively assist other organizations in the Company to meet current and future challenges.

E.	Encourage Participants to develop realistic yet challenging short-range key objectives that will stretch their organizations’ capabilities.

F.	Ensure that goals, specific plans for attaining them, accomplishments and the basis for measuring them are fully discussed and agreed upon by superiors and subordinates on a regular basis.

G.	Motivate and reward Participants to build a longer term management perspective and commitment and achieve long-range strategic objectives for business units and the Company.

III.	COMPONENTS OF THE PLAN.

A.	Eligibility. All Participants of the Company are eligible to receive awards under the Plan; provided that eligibility of a Participant in a given year is not a guarantee that a payout will be made to that Participant for that year. Participants will be notified of their selection prior to the beginning of the fiscal year. Additional Participants may be added during the fiscal year by the CMSC, Chief Executive Officer or by a senior officer to whom the Chief Executive Officer designates authority, as applicable, either by the CMSC’s own action or upon the recommendation of the Chief Executive Officer or his designee.

B.	Administration of the Plan.

1.	Basis for Awards. Individual awards to each Participant shall be based on the base salary of such Participant as of the end of the last day of the fiscal year. If a Participant has been with the Company for less than the full fiscal year, such Participant’s base salary, for purposes of this section, shall be prorated based on the number of full months the Participant has worked for the Company during the applicable fiscal year. For this purpose, the term “base salary” shall not include profit sharing, allowances or any other payments or benefits, whether legally required or not.

Target awards for all corporate officers will be established by the CMSC and target awards for all other Participants will be established and approved by the Chief Executive Officer before the start of each fiscal year. These target award levels are not intended to limit the CMSC’s and/or Chief Executive Officer’s complete flexibility in exercising its/his discretion in any way.

2.	Factors Considered in Determining Individual Awards. Primary factors to be considered in determining individual awards shall include:

•	results against all annual objectives;

•	retrospective evaluation of the degree of stretch required to achieve the objectives;

•	retrospective evaluation of the changes in business circumstances, shifts in strategic direction and external factors beyond the influence of the Participant;

•	overall performance;

•	cooperation with/assistance to other corporate units.

(a)	Annual Objectives. In judging results against annual objectives, performance of the appropriate organizational business unit (or for officers, up to three organizational business units) of which a Participant is a member may be weighed. Those organizational business units may include:

(i)	The business unit to which the individual key executive provides primary support (as determined by the officer to whom the key executive reports and his/her respective senior officer) or which an individual officer personally directs.

(ii)	The region or operation of which the officer is a member and has an impact (e.g., North America; Europe).

(iii)	The guideline percentages of target awards that relate to organizational business unit performance will be set out in the target recommendation to be adopted each fiscal year by the CMSC and/or Chief Executive Officer.

Such percentages are intended to assure that consideration is given to all applicable elements. However, they are not in any way intended to restrict or bind the CMSC and/or Chief Executive Officer from exercising discretion in determining the amount of any award or whether an award is made.

(b)	Cooperation and Assistance to Overall Company. All Participants will, at various times, have an opportunity to help the Company achieve its goals by cooperating or assisting other units within the corporate structure. When those opportunities occur, the degree of cooperation and assistance will be considered as a factor in determining the individual Participant’s award.

(c)	Termination Prior to Payout.

(i)	Should the employment of a Participant terminate due to death, disability, retirement or elimination of job before an award under this Plan is made, [a] where such termination occurs during the first three months of the fiscal year, the Participant shall receive no payout amount; and [b] where such termination occurs after the first three months of the fiscal year, the payout for such Participant shall be prorated on the actual amount multiplied by the number of full months worked during the fiscal year.

(ii)	Should the employment of a Participant terminate due to termination by the Company for cause or resignation of employment by Participant prior to attainment of age 55 and 10 years of service with the Company before an award under this Plan is made, then the Participant shall receive no payout amount.

(iii)	Should the employment of a Participant terminate due to termination by the Company without cause before an award under this Plan is made, the CMSC and/or Chief Executive Officer will consider the circumstances of the Participant’s termination and may, in its or his sole discretion, adjust or eliminate such award as it or he deems appropriate.

(d)	Awards Fully Discretionary. It is expected that individual awards will vary and that overall performance differences will be reflected in differing awards. There is neither a fixed formula nor a guarantee that awards will be made to eligible Participants under this Plan; nor is there any commitment whatsoever by the Company that it shall make any payments in a given year.

3.	Detailed Plan Administration.

(a)	Approvals. Two levels of approvals are normally required for Plan objectives and awards including a signature of a senior officer. Awards for corporate officers require approval of the CMSC. Awards for all other Participants require approval of the Chief Executive Officer. Awards for other Participants require the final approval only of the Chief Executive Officer or other senior officer to whom he designates authority.

(b)	Process for Preparing And Securing Approval of Objectives. Participants and their superiors establish annual objectives for the next fiscal year in conjunction with the adoption of the annual budget for that year.

The format for objective setting is distributed to Participants by their superiors prior to the start of the fiscal year. Each Participant drafts his/her objectives and then discusses them with the superior; together they reach a mutual agreement on the Participant’s objectives. These objectives receive final approval from the senior officer to whom the Participant reports and/or the Chief Executive Officer, as applicable. Following such approval, the finally approved objectives are then returned to Participant.

(c)	Reviewing Year End Results. At the close of the fiscal year, the superior evaluates the Participant’s performance against annual objectives. This information is discussed with the Participant, who is given an opportunity to provide additional information or evidence of completion. The superior submits his/her evaluation of performance against objectives and assessment of overall performance to the next level of management.

(d)	Recommended Awards. Award recommendations are made to the CMSC and/or Chief Executive Officer by the officer to whom the Participant reports. In the absence of the appropriate officer to recommend an award, the Chief Executive Officer can act.

(e)	Approval of Recommended Awards. Final approval of award recommendations is made for each Participant by the CMSC and/or Chief Executive Officer.

The CMSC shall have final authority to approve or change any individual awards recommended to it; it may, at its sole discretion, reduce, eliminate or increase such recommended awards, regardless of anything contained in this Plan.

IV.	RELATIONSHIP OF THIS PLAN TO OTHER PLANS.

The Plan is fully discretionary in its application and is not related to other compensation plans of the Company, including, for example, merit increase programs, cash and deferred profit sharing, special awards, incentive certificate plan, restricted stock plan, stock purchase plan and benefit programs and other similar plans. Notwithstanding the foregoing, funding for this Plan will be derived in part from the Company’s cash profit sharing plan as set forth in the U.S. Plan (Section 8) and in the plans of the Company’s Subsidiaries.

V.	PAYMENT AND HANDLING OF AWARDS.

A. Award Payment. All Participants who are U.S. employees of the Company will have their award paid in U.S. dollars. All other Participants will normally have their award paid to them in the currency of the country in which the Participant worked during the fiscal year and charged to that company. If a Participant worked in more than one country during the fiscal year, the award will be equitably apportioned between or among various companies and the awards will be charged to various companies as an expense on the same basis. In making such apportionment, consideration may be given to various relevant factors such as: length of service, job levels, and performance at each company. Exceptions require the approval of a senior officer to whom the Participant reports. All of the foregoing is subject to the requirements of local laws.

B. Distribution from Legacy Deferred Accounts.

Upon retirement from the company, our Deferred Compensation Administrator will begin account distributions based upon the Method of Payment as elected by the Participant. Upon termination from the company for cause or by resignation of the Participant, all funds within any Legacy Deferred Compensation Plans will be paid out in a lump sum as soon as administratively feasible notwithstanding any election by the Participant to the contrary.

VII.	MANAGEMENT’S AUTHORITY.

Nothing in this entire Plan shall affect the traditional authority of management to establish the compensation of employees other than elected officers.

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